UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     October 21, 2015

RALPH LAUREN CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-13057	13-2622036
(Commission File Number)	(IRS Employer Identification No.)

650 MADISON AVENUE, NEW YORK, NEW YORK	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 318-7000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
Nemerov Separation Agreement
In connection with Jackwyn Nemerov's previously disclosed separation of employment with Ralph Lauren Corporation (the "Company"), the Company and Ms. Nemerov entered into an employment separation agreement and release (the "Nemerov Agreement") on October 21, 2015.  Pursuant to the Nemerov Agreement, Ms. Nemerov shall receive as separation payments, an amount of $1,384,616, equal to seventy-two (72) weeks of her annual base salary, paid as salary continuation, and a $3,000,000 lump sum payment, equal to 300% of her annual base salary, payable at the end of the salary continuation period.  In addition, the Nemerov Agreement provides that Ms. Nemerov will vest in all unvested stock options (or other equity awards with only service-based vesting) as of the date of termination, and that she will have one year from the termination date to exercise the stock options (but not later than the expiration date of such stock options).  The Nemerov Agreement further provides that she will vest in all performance based equity awards based on the Company's actual performance on the dates those awards were scheduled to vest without regard to her continued employment.  The Nemerov Agreement requires that Ms. Nemerov provide the Company with certain transition services, and that she comply with certain confidentiality, non-competition, non-disparagement and non-solicitation restrictive covenants.  The Nemerov Agreement also includes a general release by Ms. Nemerov of claims against the Company.
The foregoing description of the Nemerov Agreement is qualified in its entirety by the Nemerov Agreement, which is attached hereto as Exhibit 10.1.
ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
EXHIBIT NO.	DESCRIPTION
10.1	Employment Separation Agreement and Release, between Ralph Lauren Corporation and Jackwyn Nemerov.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RALPH LAUREN CORPORATION
Date: October 23, 2015	By:	/s/ Robert L. Madore
		Name:	Robert L. Madore
		Title:	Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

10.1	Employment Separation Agreement and Release, between Ralph Lauren Corporation and Jackwyn Nemerov.